Exhibit 4.10


                              CONSULTING AGREEMENT


This Agreement dated as of the 22nd day of March 2002, is made and entered into by and between:

THE TIREX CORPORATION      a corporation incorporated under the laws of Delaware
                           and having an office at 3828 Saint Patrick, Montreal, Quebec, (hereinafter referred to as "TIREX")

and

DANFORD OVERSEAS LTD.,     a corporation incorporated under the laws of the
                           British Virgin Islands and having an office at Torre
                           Las Mercedes, Av. La Estancia, Chuao, Caracas,
                           Venezuela, (hereinafter referred to as the "Consultant")

WHEREAS Tirex has developed a unique technology for recycling waste tires through a semi-cryogenic process and a patented disintegration process, hereinafter referred to as the "TCS-System", and

WHEREAS the Consultants represent that they have relevant experience and useful contacts in both the private and public sectors from whom Tirex could benefit, and

WHEREAS TIREX wishes to establish a relationship with Consultant in order to seek assistance in the area of management, government relations and funding, and financial restructuring; and

WHEREAS TIREX supports the policies underlying the Organization for Economic Co-operation and Development Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions (the "OECD Convention") and TIREX requires that any party representing it comply with any and all applicable legislation implementing the policies of the OECD Convention, including without limitation the Corruption of Foreign Public Officials Act (Canada); and

WHEREAS, the Consultants agree to accept the engagement and to undertake all necessary efforts and actions to fulfill the mandate accorded to them, and

WHEREAS the parties wish to record the terms and conditions of their relationship;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements hereinafter set forth, the parties covenant and agree as follows:

1.       DEFINITIONS

1.1 The "Consultants" shall mean Danford Overseas Ltd., and all persons employed by or acting as consultants for and on behalf of Danford Overseas Ltd.
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1.2      The "Corporation" shall mean, unless context necessarily implies otherwise, The Tirex Corporation, The Tirex Corporation Canada Inc. and Tirex Canada R&D Inc, and all other corporations, partnership, or other entities, now or in the future controlled by, under common control with, or in control of, The Tirex Corporation, jointly and severally.

1.3 The Work shall mean all those activities and actions undertaken by the Consultant for and on behalf of TIREX during the course of this Consulting Agreement

1.4 The Projects shall mean those projects in respect of which the Consultant will earn performance-based remuneration in accordance with
         Article 5.5 following and any other project or projects conferred upon the Consultant during the term of this Agreement by the management of Tirex.

1.5 Territory shall mean such countries, political sub-divisions of countries such as provinces or states, or regions where the Consultant is expected to undertake the Work or any Project for which he will have been given a mandate by Tirex and which mandate the Consultant will have accepted.

2.       APPOINTMENT AND TERM

2.1      This Agreement shall remain in effect until December 31, 2002.

         2.1.1 There is no provision for automatic renewal of the present agreement.

         2.1.2 The parties may agree to extend the present contract on terms and conditions to be negotiated prior to the end of the present Agreement

2.2 The term shall expire immediately if this Agreement is terminated in accordance with Article 7.

3.       SCOPE OF REPRESENTATION

3.1 Consultant shall perform all reasonable services as Consultant may deem necessary in order to favour the success of TIREX including, but not limited to assisting the Company with its government relations, identifying and introducing the Company to strategic manufacturing partners and such additional services and advice on related matters as needed.

3.2 The Consultant warrants and covenants that no individual or firm involved in the performance of the Work, is, or shall at any time while this Agreement is in effect, be a "foreign public official", as that term is defined in the Act.

4.       LIMITS OF REPRESENTATION

4.1 The Consultant shall not, directly or indirectly, solicit or participate, for its own benefit and/or in its own name, with respect to the work or any Project or with respect to a Customer of TIREX, in

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         the sale of any services, materials, equipment, apparatus or other items of a similar general character as the WORK, without the prior written consent of TIREX.

4.2 The Consultant shall neither represent nor perform any services enumerated herein for any person, firm or corporation that is, directly or indirectly, in any way in competition with TIREX.

4.3 Consultant has not and shall not enter into any contract or arrangement, either directly or indirectly, with any person, firm or corporation that would create an actual or potential conflict of interest, without TIREX's prior written approval, such approval not to be unreasonably withheld.

4.4 The Consultant shall not, under any circumstances whatsoever unless, duly authorized in writing by an officer of TIREX, be considered to be TIREX's agent; have any right or authority to create any obligation of any kind on TIREX's behalf; attempt to enter into contracts, agreements or commitments in the name of or on behalf of TIREX; or bind TIREX in any respect whatsoever.

4.5 Without limiting the generality of paragraph 3.4, in no event shall the Consultant alter in any manner whatsoever any offers, proposals, bids or tenders submitted by TIREX to a CUSTOMER without TIREX's prior written approval, and then only to the extent authorized.

5.       REMUNERATION

5.1 Subject to the payment of amounts expressly specified in this Agreement, Consultant shall bear its own costs and expenses related to the performance of this Agreement.

5.2 Upon signing of this Agreement, the Corporation will instruct its Transfer Agent to issue to the Consultants, or any other person or corporation designated by the Consultants 2,250,000 unrestricted shares of the Corporation. Said shares are being issued in recognition of work already performed, including, but not limited to government relations work with the Canadian Commercial Corp., Investment Quebec, Aon Inc. and RSW Inc.. Additional remuneration will be awarded in accordance with Article 5.5 following.

5.3 In the event that the present consulting agreement is terminated "for cause" as described in Article 5.4 following, the Consultants will return to the Corporation the shares received by them or other designated by them under this agreement

5.4 Termination For Cause shall mean termination by the Corporation of the Consultants' engagement by the Corporation by reason of the Consultants' willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Corporation or by reason of the Consultants' willful material breach of this Agreement which has resulted in material injury to the Corporation. For purposes of this paragraph, no act or failure to act on the Consultants' part shall be considered "willful" or "deliberate" unless done or omitted to be done, by either of them acting alone or together, not in good faith and without reasonable belief that their action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the

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         Consultants shall not be deemed to have been terminated for Cause without (in written notice to the Consultants setting forth the reasons for the Corporation's intention to terminate for Cause, (ii) an opportunity on not less than twenty (20) days written notice from the Corporation to the Consultants for the Consultants, together with their counsel, to be heard before the full Board of Directors of the Corporation, and (iii) delivery to the Consultants of a Notice of Termination hereof from the Board of Directors finding that, following such hearing before the Board, in the good faith opinion of such Board, the Consultants were, acting alone or together, guilty of conduct set forth above and specifying the particulars thereof in detail.

5.5      Performance-Based Remuneration

         In addition to the shares issued under Article 5.2 preceding, the Consultant(s) may be awarded additional compensation of up to a total of ten million seven hundred and fifty thousand shares for the successful conclusion of agreements satisfactory to Tirex with the Canadian Commercial Corporation, Groupe RSW or a similar engineering construction company, financial institutions respecting the establishment of credit facilities, and agreements for grants, contributions, loans and loan guarantees from departments and agencies of the Government of Canada and from the Government of Quebec. These shares may be issued in stages over the term of this agreement as the Board of Directors of the Company in their good faith opinion deem appropriate in accordance with the performance requirements set forth herein.

         5.5.1 The Consultant shall have the right and the responsibility to manage such negotiations with the organizations noted in
                  Article 4.4 preceding, or with such other organizations as might be able to offer similar benefits to Tirex, and to receive such additional compensation as noted in Article 5.5 preceding on the conditions that the sale of a TCS System to Puerto Rico is assured and that the operations of Tirex from the date of signature of this Agreement until December 31, 2002 can equally be assured.

         5.5.2 In addition to the shares noted in Articles 5.2 and 5.5 preceding, Tirex may engage the services of the Consultant to perform other specific tasks at a rate and fee to be negotiated on a case-by-case basis and outside of the terms of this Agreement.

5.6 The Consultant represents, warrants and covenants that no payment of any amount payable by TIREX to the Consultant hereunder shall constitute or result in a violation of any Act or any of the laws of any applicable jurisdiction.

5.7 The Consultants warrant that they are familiar with the laws and regulations promulgated by the Securities and Exchange Commission of the United States of America, and particularly but without limitation, those laws and regulations pertaining to insider trading, divulging of insider information on a selective basis, and public expressions of opinions and information respecting TIREX which a reasonable man might expect to result in undue trading in the stock and stock price variations. The Consultants expressly covenant that they will not knowingly contravene any Securities Law or Regulation in force in the United States of America in the course of providing consulting services to the Corporation.

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5.8      The Consultants expressly warrant that they are familiar with those SEC
         Regulations governing the eligibility of persons to be included in Form S-8 filings for purposes of having restrictive legends removed from share certificates and that the activities which they will undertake for and on behalf of the Corporation, with the exception of any activities which might be undertaken to raise funds for Tirex from private investors compensation for which is expressly excluded from any rights of inclusion under a Form S-8 Registration Statement, will not render them ineligible for inclusion on any S-8 filing which might be made by the Corporation during the course of the twelve-month period following the date on which the compensation shares will have been issued to the Consultants.

6.       TIREX'S RIGHTS

6.1 TIREX reserves the right to reject any order or terminate any negotiations at any time prior to contract signing for any reason whatsoever without incurring any responsibility or liability to the Consultant.

7.       CURRENCY, EXCHANGE AND TAXES

7.1 Unless otherwise agreed upon in writing by the parties, all payments by TIREX to the Consultant shall be in United States dollars.

7.2 TIREX shall not be liable for any taxes, duties, levies or other similar amounts whatsoever levied by any authority whatsoever on payments by TIREX to the Consultant pursuant to this Agreement. All such payments shall be deemed to include all such taxes, duties and levies.

7.3 Subject to article 10 following TIREX shall have no obligation whatsoever to make payment of any amount payable hereunder to any individual or entity other than the Consultant, or at any place other than the Consultant's address for notice set out in paragraph 9.1

8.       TERMINATION

8.1 If TIREX or the Consultant gives notice to the other party indicating the other party's default or failure to perform its obligations, and if such default or failure is not remedied within ten (10) days of the said notice, this Agreement shall terminate forthwith and automatically without any further notice.

8.2 This Agreement may be terminated without cause by either party, at any time, with 30 days prior written notice.

8.3 Notwithstanding the provisions of Section 8.1, this Agreement shall terminate forthwith and automatically without any notice whatever by the mere occurrence of any one or more of the following events, unless TIREX shall waive termination upon notification by the Consultant of such occurrences:

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         a)       Consultant or any of its employees or agents carrying out its duties hereunder becomes for whatever reason persona non grata;

         b) Consultant or any of its employees or agent carrying out its duties hereunder becomes unable to carry out the responsibilities under this Agreement or becomes unable to carry on business in the applicable territory for any reason whatsoever, for a period exceeding ten (10) days;

         (c) this Agreement or any part thereof, or the performance of any one or more of the obligations of either Party hereunder, is or becomes impermissible under the laws of any of: (i) Canada and each of its provinces and territories; and (ii) any other applicable jurisdiction.

9.       NOTICES

9.1 Any and all notices, invoices, statements and other information to be given or forwarded by the Consultant to TIREX or by TIREX to the Consultant shall be deemed to have been properly and adequately given if sent to the addresses written below by telefacsimile or letter signed by the party, postage prepaid, or by registered airmail:

         The Tirex Corporation      3828 Saint Patrick
                                    Montreal, Quebec
                                    Canada
                                    Tel: 514 933-2518
                                    Fax: 514 933-6368
                                    Attention: Mr. John L. Threshie Jr.

         Danford Overseas Ltd.      1 Place Ville Marie, Suite 1430,
                                    Montreal, Quebec
                                    Canada
                                    Tel: 514-497-3139
                                    Fax: 514-876-9951
                                    Attention: Mr. Peter A. Jaimes

10.      ASSIGNMENT

10.1 The Consultant may assign this contract to a related third party for fiscal reasons, and such assignment will not be a cause for cancellation of this Agreement, providing the persons undertaking the Work are the same as those contracting for and on behalf of Danford, or such other persons acceptable to Tirex.

11.      LIABILITY

11.1 It is understood that Consultant shall not accept responsibility nor indemnify TIREX for any claims, liability, or damages resulting from any acts or omissions of the Consultant in the performance of his duties under this Agreement, unless such claims, liability or damages result from wilful and wrongful acts of the Consultant.

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12.      CONFIDENTIALITY

12.1 The Consultant shall, during and after the term of this Agreement, keep in strict confidence and consider as proprietary, all information disclosed by TIREX of a commercial nature and technical nature, including business and financial information, agreements and arrangements between the parties, patents, know-how, designs, copyrights, licenses or sub-licenses, trade marks and trade secrets, except such technical information which is in or becomes part of the public domain, or which a Consultant already had in its possession.

13.      GENERAL

13.1 No waiver, alteration or modification of any of the provisions hereof shall be binding on either party unless the same be in writing and signed by the parties hereto or confirmed by telefacsimile by both parties.

13.2 This Agreement supercedes and cancels any and all previous understandings, agreements and commitments as may have been reached by the parties. This Agreement is the entire agreement between the parties and there are no collateral, oral or other written terms of any kind.

13.3 This Agreement shall not be deemed to be effective or binding upon TIREX until signed on its behalf by an Officer of the Company and ratified by the Board of Directors of Tirex.

13.4 This Agreement is made with The Tirex Corporation and is not applicable in any manner to any of its affiliated or associated companies through the world.

13.5 The Consultant hereby waives any right it had or has under any prior agreement be it contractual or at law.

13.6 The Consultant undertakes to bind, for its own benefit and for the benefit of TIREX, all of its employees and agents that may participate in the Consultant's efforts pursuant to this Agreement, such that all such persons shall have the same obligations to TIREX that the Consultant has to TIREX hereunder. The Consultant further agrees to indemnify TIREX for all losses and damages suffered by TIREX as a result of any breach of such obligations by such persons.

13.7 In the performance of its obligations under this Agreement, the Consultant and its agents, employees and subcontractors shall at all times comply with all applicable laws, rules, regulations and orders of
         (i) Canada and each of its provinces and territories, including without limitation the Corruption of Foreign Public Officials Act (Canada) (the "Act"), and (ii) any other applicable jurisdiction. The Consultant and the Principal hereby jointly and severally represent and warrant that each has read and understands the provisions of the Act. The Consultant and the Principal hereby further jointly and severally represent, warrant and covenant, on behalf of the Consultant and any other person, firm or other entity involved in the performance of the Work, that:

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         (a)      none of the remuneration payable to the Consultant hereunder by TIREX has been or shall be used for, and that no money or other consideration, whether paid or payable to the Consultant by TIREX or from the Consultant's own account, has been or shall be used for any illegal, immoral or corrupt purpose; and

         (b) without limiting the generality of sub-paragraph 13.7(a), neither the Consultant nor any other person, firm or entity involved in the performance of the Work shall, in violation of the Act, directly or indirectly, give, offer or agree to give or offer, a loan reward, advantage or benefit of any kind to a foreign public official (as that term is defined in the Act) as consideration for an act or omission by the official in connection with the performance of the official's duties or functions or to induce the official to use his or her position to influence any acts or decisions of the foreign state (as that term is defined in the Act) or public international organization for which the official performs duties or functions, and that neither the Consultant nor any other person, firm or entity involved in the performance of the Work has done so prior to the effective date of this Agreement.

         The Consultant agrees to apprise any and all persons, firms and entities involved in the performance of the Work of the Consultant's representations, warranties, covenants and obligations hereunder and ensure that such persons, firms and entities comply therewith. The Consultant shall, as and when requested by TIREX, certify in writing the Consultant's compliance, as well as the compliance of any and all persons, firms and entities involved in the performance of the Work, with the provisions of paragraphs 2.2, 5.6, 7.3, 8.3(c) and 13.7 of this Agreement. In addition, the Consultant shall retain all books, payrolls, information and other records relating to this Agreement for a period of seven (7) years after the close of the calendar year to which the records relate. TIREX shall have access to and the right to audit these records at any reasonable time or times, at no charge to TIREX, to verify compliance by the Consultant with the provisions of this Agreement. The Consultant shall ensure that such audit rights in favour of TIREX are included in any and all subcontracts entered into by the Consultant with subcontractors for the performance of any of the Work.

         Notwithstanding any other provision of this Agreement, the Consultant shall indemnify, defend and hold harmless TIREX from and against any claim, loss, damage, penalty, liability, expense, attorney's fees and costs of whatever nature arising out of, or related to, or connected with any default or breach of the provisions of this paragraph 13.7, to the fullest extent permitted by law.

13.8     Further Action

         The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

13.9     Parties in Interest

         Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

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13.10    Savings Clause

         If any provision of this Agreement or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

13.11    Language of the Agreement

         The parties have agreed that the present document be written in English. Les parties conviennent que le present document soit redige en anglais.

13.12    Governing Laws

         This Agreement shall be governed by the laws and courts of the Province of Quebec, Canada.

13.13    Retroactivity

         The parties agree that, notwithstanding the actual date of signature of this Agreement, the effective date for purposes of establishing the contractual relationship between the parties shall be November 1, 2001.


IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their corporate seals to be hereunto affixed.


                                       THE TIREX CORPORATION



                                       /s/ JOHN L. THRESHIE, JR.
                                       ------------------------------
                                       John L. Threshie, Jr.
                                       President / CEO



                                       DANFORD OVERSEAS LTD.



                                       /s/ PETER A. JAIMES
                                       ------------------------------
                                       Peter A. Jaimes
                                       President

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